As filed with the Securities and Exchange Commission on September 29, 2009

Registration No. 333-140037

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Atlas Energy Resources, LLC

(Exact name of registrant as specified in its charter)

Delaware	75-3218520
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1550 Coraopolis Heights Road Moon Township, PA	15108
(Address of Principal Executive Offices)	(Zip Code)

Atlas Energy Resources Long Term Incentive Plan

(Full title of the plan)

Edward E. Cohen

1550 Coraopolis Heights Road

Moon Township, PA 15108

(Name and address of agent for service)

(412) 262-2830

(Telephone number, including area code, of agent for service)

Copy to:

Lisa A. Ernst, Esq.

Ledgewood

1900 Market Street, Suite 750

Philadelphia, PA 19103

(215) 731-9450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This post-effective amendment (this “Amendment”), filed by Atlas Energy Resources, LLC (the “Company”), deregisters all of the Company’s Common Units (“Common Units”) that had been registered for issuance under the Atlas Energy Resources Long Term Incentive Plan on the Company’s Registration Statement on Form S-8 (File No. 333-140037) (the “Registration Statement”) that remain unsold.

On September 29, 2009, pursuant to the Agreement and Plan of Merger, dated as of April 27, 2009, among the Company, Atlas America, Inc., a Delaware corporation (“Parent”), Atlas Energy Management, Inc. and ATLS Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company being the surviving entity and becoming an indirect, wholly-owned subsidiary of Parent. In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Units which remain unsold at the termination of the offering, the Company hereby removes from registration all of its Common Units under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on September 29, 2009.

ATLAS ENERGY RESOURCES, LLC

By:	/S/ MATTHEW A. JONES
Name:	Matthew A. Jones
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on September 29, 2009.

/S/ MATTHEW A. JONES
Matthew A. Jones
Chief Financial Officer and Attorney in Fact for:

Edward E. Cohen, Chairman and Chief Executive Officer

Jonathan Z. Cohen, Vice Chairman

Richard D. Weber, President, Chief Operating Officer and Director

Walter C. Jones, Director

Ellen F. Warren, Director

Bruce M. Wolf, Director

/S/ SEAN MCGRATH
Sean McGrath
Chief Accounting Officer